Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 24, 2019, except for Note 12, as to which the date is June 7, 2019, in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Dermavant Sciences Ltd. for the registration of its common shares.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 7, 2019